Exhibit 99.1

News Release

Amkor Technology Announces Comprehensive Settlement with Tessera

CHANDLER, Ariz. - January 15, 2015 - Amkor Technology, Inc. (NASDAQ: AMKR) today announced the settlement of its outstanding litigation and arbitration proceedings with Tessera, Inc.

Under the terms of the settlement, Amkor has agreed to pay Tessera a total of $155 million in equal quarterly installments over the next four years, and the parties have agreed to a mutual release and dismissal of all claims relating to their pending litigation and arbitration proceedings, including the previously awarded judgment of $128.3 million plus interest. The settlement agreement also provides that Tessera and Amkor will look for opportunities to engage in potential technology collaboration.

“We are pleased to have reached a comprehensive resolution in this long-running dispute and look forward to exploring technical collaboration with Tessera,” said Gil Tily, Amkor’s Executive Vice President, Chief Administrative Officer and General Counsel.

Amkor expects to record an after-tax charge to earnings in the fourth quarter of 2014 for most of the total settlement amount, net of amounts previously reserved. Amkor will provide more detail in its upcoming earnings release for the fourth quarter and full year 2014.

About Amkor
Amkor is a leading provider of semiconductor packaging and test services to semiconductor companies and electronics OEMs. More information on Amkor is available from the company's SEC filings and at Amkor's website: www.amkor.com.

Forward-Looking Statement Disclaimer
This announcement contains forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact are considered forward-looking statements including, without limitation, statements regarding the accounting treatment of the settlement payments. These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward-looking statements, including, but not limited to, those discussed in Amkor’s Annual Report on Form 10-K for the year ended December 31, 2013, and in its subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof. Amkor undertakes no obligation to review or update any forward-looking statements to reflect events or circumstances occurring after the date of this announcement.

Contact

Amkor Technology, Inc.
Greg Johnson
Sr. Director, Investor Relations and Corporate Communications
480-786-7594
greg.johnson@amkor.com